Exhibit 12
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(Dollars in thousands)

	Years ended December 31,
	2005		2004		2003		2002	2001
Income/(loss) before discontinued operations, net of minority interests	$18,302		$24,421		$24,188		$(13,985)	$1,924

Add:
Portion of rents representative of the interest factor	667		651		651		691	794
Minority interests	288		127		(883)		(1,304)	(151)
Loss on equity investment in joint venture	—		—		—		—	254
Interest on indebtedness from continuing operations	162,508		123,170		116,294		127,102	132,196

Earnings	$181,765		$148,369		$140,250		$112,504	$135,017

Fixed charges and preferred stock dividend:
Interest on indebtedness from continuing operations	$162,508		$123,170		$116,294		$127,102	$132,196
Capitalized interest	2,769		986		1,808		931	2,925
Portion of rents representative of the interest factor	667		651		651		691	794

Fixed charges	165,944		124,807		118,753		128,724	135,915

Add:
Preferred stock dividend	15,370		19,531		26,326		27,424	31,190
Accretion of preferred stock	—		5,729		19,271		—	—

Preferred stock dividend and accretion of preferred stock	15,370		25,260		45,597		27,424	31,190

Combined fixed charges and preferred stock dividend	$181,314		$150,067		$164,350		$156,148	$167,105

Ratio of earnings to fixed charges	1.10	x	1.19	x	1.18	x	—	—

Ratio of earnings to combined fixed charges and preferred stock dividend	1.00	x	—		—		—	—
For the year ended December 31, 2004, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $1.7 million.
For the year ended December 31, 2003, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $24.1 million.
For the year ended December 31, 2002, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $16.2 million.
For the year ended December 31, 2002, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $43.6 million.
For the year ended December 31, 2001, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $0.9 million.
For the year ended December 31, 2001, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $32.1 million.